                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 3, 2003, which appear in the December 31, 2002 Annual Report to Shareholders of Strong Advisor Equity Funds, the December 31, 2002 Annual Report to Shareholders of Strong Core Funds and the December 31, 2002 Annual Report to Shareholders of Strong Growth Funds, relating to the financial statements and financial highlights of Strong Opportunity Fund, Inc. (comprised of the Strong Advisor Select Fund, Strong Advisor U.S. Small/Mid Cap Growth Fund, Strong Endeavor Fund and Strong Opportunity Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 28, 2003